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                                                                      EXHIBIT 12

                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                                                          , 1999

        Re: Agreement and Plan of Reorganization
          dated as of             , 1999 of
          Manufacturers Investment Trust

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Manufacturers Investment Trust
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

     You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfers by Manufacturers Investment Trust ("MIT") on behalf of each Transferor Portfolio((1)) of all of the Transferor's assets to MIT on behalf of each Corresponding Acquiring Portfolio solely in exchange for shares of the Corresponding Acquiring Portfolio and the assumption of all of the Transferor Portfolio's obligations and liabilities (as described in Section 1(a) of the Reorganization Agreement) followed by the liquidation of the Transferor Portfolio and the distribution pro rata of the shares of such Corresponding Acquiring Portfolio to the shareholders of the Transferor Portfolio. The series of steps that will occur to effect such transaction are hereinafter referred to as the "Reorganization." This opinion is being delivered pursuant to Sections 6(d) and 7(g) of the Reorganization Agreement.

     MIT is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type.

     The Reorganization Agreement was approved by the Board of Directors of MIT
on January   , 1999.

     Upon satisfaction of all conditions precedent set forth in the Reorganization Agreement, the Reorganization will be effected as set forth in the following summary:

          (1) Pursuant to the Reorganization Agreement, MIT will cause each Transferor Portfolio to convey, transfer and deliver to the Corresponding Acquiring Portfolio all of the then existing assets of such Transferor Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, MIT on behalf of each Acquiring Portfolio will (A) assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization (as defined in Section 1(b)(i) of the Reorganization Agreement), all of the obligations and liabilities of the Corresponding Transferor Portfolio and (B) issue and deliver to the Corresponding Transferor Portfolio full and fractional shares of beneficial interest of the Corresponding Acquiring Portfolio, with respect to each Corresponding Acquiring Portfolio equal to that number of full and fractional Acquiring Portfolio Shares as determined in Section 1(c) of the Reorganization Agreement. Any shares of capital stock (if any), par value $.01 per share, of the Transferor Portfolios held in the treasury of MIT at the Effective Time of the Reorganization shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations for the Transferor Portfolios and the Acquiring Portfolios shall be performed by the Custodian, as custodian and pricing agent for the Transferor

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(1) Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Form of Agreement and Plan of
    Reorganization dated as of January   , 1999, of MIT on behalf of the
    Worldwide Growth Trust and the Capital Growth Bond Trust and the Global Equity Trust and the Investment Quality Bond Trust (the "Reorganization Agreement").
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     Portfolios and the Acquiring Portfolios. The determination of said
     Custodian shall be conclusive and binding on all parties in interest.

          (2) As of the Effective Time of the Reorganization, each Transferor Portfolio will liquidate and distribute pro rata to the Transferor Portfolio shareholders as of the Effective Time of the Reorganization, the shares of the Acquiring Portfolio received by such Transferor Portfolio pursuant to Section 1(a)(i) of the Reorganization Agreement in actual or constructive exchange for the shares of the Transferor Portfolio held by the Transferor Portfolio shareholders. Such liquidation and distribution will be accomplished by the transfer of the shares of the Corresponding Acquiring Portfolio then credited to the account of each Transferor Portfolio on the books of the Corresponding Acquiring Portfolio, to open accounts on the share records of the Corresponding Acquiring Portfolio in the names of the Transferor Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolios will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

          (3) As soon as practicable after the Effective Time of the Reorganization, MIT shall take all the necessary steps under Massachusetts law, MIT's Declaration of Trust and any other applicable law to effect a complete dissolution of the Transferor Portfolios.

     In acting as special counsel to MIT with respect to the Reorganization, we have, among other things, reviewed the following documents:

          1. The Reorganization Agreement; and

          2. MIT's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement on Form N-14").

     For purposes of this opinion, as hereinafter set forth, we have reviewed such other documents relating to the Reorganization as we have deemed relevant under the circumstances and have relied upon representations contained in certain certificates (the "Certificates") provided to us by MIT.

     If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.

     Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Reorganization Agreement (and exhibits thereto) and that the statements set forth in the Certificates are true as of the Effective Time of the Reorganization, it is our opinion that for federal income tax purposes:

          (i) the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Transferor Portfolio and its Corresponding Acquiring Portfolio;

          (ii) no gain or loss will be recognized by any of the Transferor Portfolios or the Corresponding Acquiring Portfolios upon the transfer of all the assets and liabilities, if any, of each Transferor Portfolio to its Corresponding Acquiring Portfolio solely in exchange for shares of the Acquiring Portfolio or upon the distribution of the shares of the Acquiring Portfolio to the holders of shares of the Transferor Portfolio solely in exchange for all of their shares of the Transferor Portfolio;

          (iii) no gain or loss will be recognized by shareholders of any of the Transferor Portfolios upon the exchange of shares of such Transferor Portfolio solely for shares of the Corresponding Acquiring Portfolio;

          (iv) the holding period and tax basis of the shares of each Acquiring Portfolio received by each holder of shares of the Corresponding Transferor Portfolio pursuant to the Reorganization will be the same as the holding period and tax basis of shares of the Transferor Portfolio held by the shareholder
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     (provided the shares of the Transferor Portfolio were held as a capital asset on the date of the Reorganization) immediately prior to the Reorganization; and

          (v) the holding period and tax basis of the assets of each of the Transferor Portfolios acquired by the Corresponding Acquiring Portfolios will be the same as the holding period and tax basis of those assets to each of the Transferor Portfolios immediately prior to the Reorganization.

     The payment by MIT of certain expenses of the Acquiring Portfolios and the Transferor Portfolios which are directly related to the Reorganization (referred to in section 9 of the Reorganization Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by each Transferor Portfolio and the shareholders of each Transferor Portfolio. However, no opinion is expressed as to any other federal income tax consequences to any of the parties resulting from the payment of such expenses by MIT.

     We express our opinion herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Transferor Portfolios, the Acquiring Portfolios and the shareholders of the Transferor Portfolios on their receipt of the Transferor Portfolios shares of the Acquiring Portfolios pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.

                                          Very truly yours,

                                          SIMPSON THACHER & BARTLETT

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